Offer of Employment (as amended February 13, 2019)

February 11, 2019

David Mann

Dear David,

On behalf of Dunkin' Brands, Inc. ("Dunkin' Brands" or the "Company"), I am pleased to offer you the position of Senior Vice President, Chief Legal Officer, Dunkin' Brands, Inc. reporting to Dave Hoffmann, Chief Executive Officer. The additional terms of this offer are set forth below.

This offer of employment is contingent upon the satisfactory completion of:

- a background screening,
- reference checks regarding your past employment,
- satisfactory completion of all legal documents, including execution of a non-compete, non-solicitation and confidentiality agreement and relocation repayment agreement, and
- disclosure of all existing non-compete agreements (Dunkin' Brands reserves the right to verify the status of any such agreements and releases) and resolution of any non-competition issue to the Company's satisfaction.

Start Date

Your start date is to be determined.

Cash Compensation

Base Salary

You will be paid $18,269.23 on a bi-weekly basis, less applicable payroll deductions and withholdings, in accordance with Dunkin' Brands' standard payroll practices for salaried employees. This equates to $475,000 on an annualized basis.

Your base salary will be reviewed annually at the beginning of each calendar year based on market competitiveness and performance and may be adjusted at that time. Your next salary review will take place in 2021.

Short-Term Incentive

You will be eligible to participate in the FY-2019 Dunkin' Brands Short-Term Incentive Plan (STI). Your annual incentive is targeted at 60% of your base salary earnings. Despite starting in your role after the beginning of the calendar year, your earnings for 2019 STI purposes will not be prorated based on your start date. This bonus will be paid at the same time that Company Short-Term Incentive awards are paid in March 2020 and is subject to applicable payroll deductions and withholdings. The actual percentage of your Award is discretionary and will be based on the terms of the STI Plan as they exist at any given time, which generally take into account Company performance and your individual job performance, including your ability to meet established goals and objectives. Your participation letter, as well as the Plan Document which governs the terms of the Plan, will be provided to you under separate cover for FY-2019.

Other Compensation

Equity Award Upon Hire

You will receive a one-time equity award upon or as soon as practicable following your start date. This award is separate and distinct from the Company's annual equity award program described below and is non-recurring. This award will be in the form of restricted stock units and will have an approximate grant date fair value of $400,000. This award will vest ratably over three years subject to your continued employment with the Company. The specific terms and conditions of this award will be governed by an award agreement, which will be provided under separate cover and the terms of the 2015 Omnibus Long-Term Incentive Plan.

Long-Term Incentives

You will be eligible to participate in our Long-Term Incentive Plan. This plan currently provides you with the opportunity to receive an annual equity award. All annual grants of equity are scheduled to be made during the first quarter following the applicable calendar year, and actual values will be based on Company performance, individual performance and management discretion. Your 2019 annual grant will have an approximate total fair market value of $700,000. As the program is currently structured, this value will be split between non-qualified stock options (70% of the value) and performance stock units (30% of the value). All grants are subject to Board Compensation Committee approval, the terms of the 2015 Omnibus Long-Term Incentive Plan, and Dunkin' Brands Stock Ownership Guidelines where a percentage of ownership will be required to be accumulated and held over a period of time. These documents, as well as award agreements describing the specific terms and conditions associated with the awards, will be provided to you under separate cover at the time a grant is made.

Benefits

Dunkin' Brands offers a competitive employee benefits program. As an employee of the Company, you are eligible for the benefits provided to our employees under the terms of each particular benefit plan, as amended from time to time. All employee contributions for benefits are paid through biweekly payroll deductions. The Dunkin' Brands Benefits Guide, which provides details on our current benefits programs, is included in this package. The Company reserves the right to modify or terminate these benefits at any time, as it deems necessary.

You are also eligible to participate in two additional benefits programs which are available to executives of Dunkin' Brands. One is a company-paid executive supplemental long term disability plan. This plan provides supplemental disability benefits for executives earning compensation in excess of the compensation covered under our standard long-term disability insurance plans. This benefit is available 90 days after your start date and you must actively enroll in order to be covered pursuant to the terms of the Plan. The other benefit is our executive physical program. This program provides participating executives with a Company-paid comprehensive annual physical examination conducted through Massachusetts General Hospital. More information regarding these benefits is available through our benefits department.

Insurance

Upon election, medical, dental and/or vision coverage will be effective on the first of the month following your start date. You will be also be offered disability coverage and various life insurance programs in accordance with their terms.

Relocation

You will be eligible for relocation pursuant to the Executive Homeowner policy, which will be provided to you under separate cover. Our expectation is that you will complete your relocation from Maryland to the Massachusetts area by a date to be mutually agreed.

Should you voluntarily terminate your employment or if you are terminated for cause within 24 months of the effective date of your new position, you will be required to repay to Dunkin' Brands any costs or relocation benefits paid to you or on your behalf. During the first year in your new position all costs must be repaid in full and during your second year repayment must be made on a prorated basis. Prior to receiving relocation benefits, you must sign and return the enclosed Relocation Repayment Agreement reflecting these terms. Please see the attached summary of relocation benefits and policy details.

Retirement

Dunkin' Brands offers the opportunity to participate in a retirement savings plan on the first of the month following three months of service. An overview of the 401(k) plan is included in the enclosed Benefits Guide.

Employee Stock Purchase Plan

The Dunkin' Brands Employee Stock Purchase Plan (ESPP) is a voluntary benefit program that allows eligible employees to buy Dunkin' Brands stock at a discounted price through payroll deductions subject to the terms and conditions of the Plan.

Deferred Compensation

You will be eligible to participate in the Dunkin' Brands Non-Qualified Deferred Compensation Plan in accordance with its terms. The plan provides an opportunity for pre-tax savings to assist you in accumulating assets for planned events during your working life and retirement.

Paid Time Off

Beginning on your start date, you will start accruing four weeks of vacation per year. Dunkin' Brands also offers paid time off for holidays, personal, sick and volunteer time, according to applicable laws and Company policy.

Severance

In the event that Dunkin' Brands terminates your employment other than for "Cause", as defined herein, you will be eligible for severance up to twelve (12) months of your then-current base compensation, subject to the date you obtain re-employment which, in the sole opinion of the Company, is a reasonably comparable position. Severance payments shall be expressly conditioned upon your execution, delivery and non-revocation of a full release of claims in a form acceptable to the Company. Severance is payable at the same time and in the same manner as Dunkin' Brands' regular payroll, commencing upon the first scheduled payroll date following the date such release is executed and no longer subject to revocation and in no event later than 60 days from the date of termination. "Cause" is defined as fraud; nonfeasance or misfeasance (other than as a result of illness or disability) in your duties to Dunkin' Brands; conduct that is not in the best interest of, or is injurious to, Dunkin' Brands; acts of dishonesty in connection with the performance of your duties; or conviction of a felony or crime involving falsehood or moral turpitude. Without our receipt and your non-revocation of a full release of claims, you will not be entitled to the aforementioned severance. You shall not be entitled to severance in the event that you voluntarily resign or retire. Any payments pursuant to this paragraph are subject to applicable tax and legally required withholdings, are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and shall be construed and administered accordingly; provided, that in no event shall the Company be liable by reason of any failure of any such payment to comply with Section 409A or the requirements for exemption from Section 409A.

Code of Conduct

Before you make your decision regarding this employment opportunity, you should carefully review the enclosed Code of Conduct that you will be required to adhere to once employed by Dunkin' Brands. As set forth in the Conflict of Interest section, you will be expected to devote your full-time and attention to Dunkin' Brands and not be actively involved in any other business.

While you are employed by Dunkin' Brands, the Company will not utilize the services of any business in which you hold or have held an ownership interest. Further, you will have to recuse yourself from any hiring decision involving an employee or former employee of a business in which you hold or have held an ownership interest.

Proof of Right to Work

This offer is subject to your provision of appropriate documentation to confirm your identity and eligibility to work in the United States, as required by federal immigration law. You will be required to provide to Dunkin' Brands such documentary evidence within (3) business days of your date of hire.

Period of Employment

Your employment with Dunkin' Brands will be at will, meaning that this offer of employment does not constitute a contract of employment. If employed, you may elect to resign at any time and Dunkin' Brands may elect to terminate your employment at any time for any reason, with or without cause or advance notice. This at will employment relationship cannot be changed by any statement, promise, policy or course of conduct, except by a document in writing signed by an appropriate Company officer.

Data Transfer

By signing this offer letter and accepting employment at Dunkin' Brands you hereby give your consent to Dunkin' Brands and/or its parent or any affiliate to collect, transmit, store and process certain information, including information that is personally identifying or sensitive to you or about you ("Personal Data") as set forth herein and for all purposes relating to your employment, including without limitation: administering and maintaining personnel records; employment-related communication; paying and reviewing salary and other remuneration and benefits; providing and administering benefits (including if relevant, pension and medical insurance); undertaking training, performance appraisals and evaluations; maintaining sickness and other absence records; making decisions as to your fitness for work; fraud prevention; providing references and information to future employers, if applicable, and if necessary, governmental and quasi-governmental bodies, taxing authorities; providing information to future purchasers of the Company or of the business in which you work, or making disclosures to a third party on or in connection with the outsourcing or sale of some or all of the Company's business; transferring information concerning you to a country or territory outside the US; administering the Company's business; and/or the Company's operational or HR planning purposes. Personal Data shall include information submitted during your application, related to your employment, or collected or updated during your employment relationship (e.g. name, address, bank account data, telephone number, private email address, age, sex, marriage status, place of birth, degrees, certificates, education, past engagements, application picture, employee ID, worked hours, sick reports, wage, bonus payments, financial information, employment picture, performance criteria, and/or performance evaluations); and/or personally identifying or sensitive information about you.

The persons who may have access to Personal Data may include: employees of Dunkin' Brands, its parent or any affiliate as appropriate and necessary for the proper performance of their duties of employment; Dunkin' Brands' outsourcers and contractors, existing or prospective customers, third party suppliers, and prospective purchasers as necessary and related to the business of Dunkin' Brands, its parent and any affiliates.

Entire Agreement

This offer of employment and the non-compete, non-solicitation, confidentiality agreement and relocation repayment contain all of the terms of your employment with Dunkin' Brands and supersede any prior understandings, promises or agreements, whether oral or written, between you and Dunkin' Brands or anyone acting on its behalf. By signing this offer, you represent and warrant that your employment with Dunkin' Brands will not violate any agreements, obligations or understandings that you may have with any third party or prior employer.

We are pleased to offer you this position with Dunkin' Brands. To accept the terms above, please sign and date this letter and return it to me no later than Friday, February 15, 2019, otherwise this offer shall be considered null and void. We look forward to your favorable reply.

Sincerely,

Fred Schlecht
Vice President, Talent Management & Global Learning, Dunkin' Brands, Inc.

I ACCEPT THE ABOVE OFFER OF EMPLOYMENT

W. David Mann

2/13/19
Date

cc: David Hoffmann
Personnel File